Exhibit 99.1

PRESS RELEASE

CONTACT: Todd Pozefsky (203) 458-5807

LIAM CAFFREY TO BECOME CFO OF WHITE MOUNTAINS

HAMILTON, Bermuda, December 2, 2021 -- White Mountains Insurance Group, Ltd. (NYSE: WTM) announced today that Liam P. Caffrey will become its Chief Financial Officer on March 1, 2022. Mr. Caffrey currently serves as a consultant to a subsidiary of the Company. Previously, Mr. Caffrey spent nine years at Aon plc, most recently as CEO of Aon Affinity and global CFO of Aon Risk Solutions. Before Aon, Mr. Caffrey was a partner with McKinsey & Company.

Reid T. Campbell, White Mountains's current Chief Financial Officer, will become President of White Mountains on March 1, 2022 and will serve in that role until his retirement in February 2024. In his role as President, Mr. Campbell will maintain all his current executive duties other than his responsibilities as Chief Financial Officer. In addition, Mr. Campbell will continue to serve as a director of Build America Mutual Assurance Company and Ark Insurance Holdings Limited.

G. Manning Rountree, White Mountains's Chief Executive Officer said, "We are pleased to announce Liam’s hiring as CFO and Reid’s transition to the role of President. Liam is a seasoned leader with over 20 years of experience in senior business, finance, operations and consulting roles, who will add great value to White Mountains. As President, Reid will continue to provide important leadership to the Company and will serve as a key resource for Liam and the finance, accounting and audit teams."

ADDITIONAL INFORMATION

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol "WTM". Additional financial information and other items of interest are available at the Company's web site located at www.whitemountains.com.

FORWARD-LOOKING STATEMENTS

The foregoing press release contains “forward-looking statements” such as those that state what individuals will do or what roles they will serve in. The Company intends such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cannot promise that its expectations in such forward-looking statements will turn out to be correct because they are subject to factors beyond its control, including competitive labor markets and the conduct of individuals.